As filed with the Securities and Exchange Commission on June 17, 2020
Registration No. 333-158069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Electric Company
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)
14-0689340
(I.R.S. Employer Identification No.)
5 Necco Street
Boston, Massachusetts 02210
(Address of Principal Executive Offices)

Certain Existing and Future GE or Affiliate Benefit and Compensation Plans
(Full Title of the Plan)

Christoph A. Pereira
Vice President, Chief Risk Officer and Chief Corporate Counsel
General Electric Company
5 Necco Street
Boston, Massachusetts 02210
(Name and Address of Agent for Service)
(617) 443-3000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), registered on a Registration Statement on Form S-8 (File no. 333-158069) filed on March 17, 2009 (the “Original Registration Statement”), as amended by Post-Effective No. 1 filed on November 8, 2011 (“Amendment No. 1”), Post-Effective No. 2 filed on June 13, 2012 (“Amendment No. 2”) and Post-Effective No. 3 filed on August 1, 2016 (“Amendment No. 3”), 10,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”), to be offered and sold under certain existing and future benefit and compensation plans of the Company and its affiliates that co-filed the Original Registration Statement or that are added to the Original Registration Statement through post-effective amendments thereto (the “Plans”), and an indeterminate amount of interests in each of the Plans. The Plans currently consist of the ITI 401(k) Plan, the Elano Profit Sharing Plan (the “Elano Plan”), the Middle River Aircraft Systems Hourly Savings Plan (the “Middle River Hourly Plan”) and the Middle River Aircraft Systems Salaried Savings Plan (the “Middle River Salaried Plan”).
The Company has terminated all offerings of shares of Common Stock under the Elano Plan, Middle River Hourly Plan and Middle River Salaried Plan, as well as the associated interests in such plans, and does not wish to reallocate any unsold shares of Common Stock. Accordingly, this Post-Effective Amendment No. 4 to the Original Registration Statement (this “Amendment No. 4” and, together with the Original Registration Statement, Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Registration Statement”) is being filed for the purposes of removing from registration all unsold shares of Common Stock with respect to the Elano Plan, Middle River Hourly Plan and Middle River Salaried Plan as well as the interests in such plans.
As amended hereby, the following amounts of shares of Common Stock are currently covered by the Registration Statement:

Plan Name	Shares Allocated
ITI 401(k) Plan	220,000
Unallocated	2,020,000
Total Registered	2,240,000
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SIGNATURES
The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 4 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 17th day of June, 2020.

GENERAL ELECTRIC COMPANY

By:	/s/ Christoph A. Pereira
Christoph A. Pereira Vice President, Chief Risk Officer and Chief Corporate Counsel
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
*H. Lawrence Culp, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 17, 2020
*Carolina Dybeck Happe	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 17, 2020
*Thomas S. Timko	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	June 17, 2020
*Sébastien M. Bazin	Director	June 17, 2020
*Ashton B. Carter	Director	June 17, 2020
*Francisco D’Souza	Director	June 17, 2020
*Edward P. Garden	Director	June 17, 2020
*Thomas W. Horton	Director	June 17, 2020
*Risa Lavizzo-Mourey	Director	June 17, 2020
*Catherine A. Lesjak	Director	June 17, 2020
*Paula Rosput Reynolds	Director	June 17, 2020
*Leslie F. Seidman	Director	June 17, 2020
*James S. Tisch	Director	June 17, 2020
A Majority of the Board of Directors.

*By:	/s/ Christoph A. Pereira Christoph A. Pereira Attorney-in-Fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this17th day of June, 2020.
ITI 401(k) Plan*
Elano Profit Sharing Plan*
Middle River Aircraft Systems Hourly Savings Plan*
Middle River Aircraft Systems Salaried Savings Plan*

*By:	/s/ Christoph A. Pereira Christoph A. Pereira Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
24.1	Power of Attorney of Certain Officers and Directors of the Company

5